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                                                                   Exhibit 99.1


WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE
                                      CONTACT:              ROBERT C. WHITE, CEO
JULY 20, 2004                                               (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                         ANNOUNCES THIRD QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $272,631 or $0.23 per share for the quarter ended June 30, 2004, compared to earnings of $306,910 or $0.27 per share for the same quarter a year earlier. Earnings for the first nine month's of the Company's fiscal year were reported at $776,620 or $0.67 per share versus $894,054 or $0.78 per share for the same nine month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the third quarter earnings were in line with the Company's expectations. He also stated that the Company's interest rate margins have been pressured by the Federal Reserve's continued policy of accommodating historic low rates. The Company seeks to control its interest rate risk by ensuring that its loan and investment portfolios are relatively short in duration. In doing so, the Company believes it has sacrificed possible higher earnings in the short run for longer-term earnings stability when interest rates begin to rise. The Company's net interest margin was 3.38% during the current quarter compared to a margin of 3.62% for the same quarter a year earlier. Refinancing activity spurred by the low interest rate environment has slowed considerably during the current year and has resulted in a drop in fee income from the Company's secondary market activities. In addition, a sizable portion of the Company's residential loan portfolio either refinanced at lower rates through the Company or elsewhere during the past two years. However, lending in general, and especially construction loan activity, has increased in the Company's primary lending markets.

The Company had previously announced a quarterly dividend of $0.14 per share for shareholders of record as of June 30, 2004, payable on July 12, 2004. The current dividend represents the 33rd consecutive quarterly dividend paid by the Company.


Wake Forest Bancshares Inc.'s return on average assets was 1.26% for the current quarter and its efficiency ratio was 38.83% for the quarter. Total assets of the Company amounted to $86.3 million at June 30, 2004. Total net loans receivable and deposits outstanding at June 30, 2004 amounted to $73.7 million and $68.7 million, respectively.

Wake Forest Bancshares, Inc. has 1,149,450 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.